Exhibit 10.7

EXECUTION COPY

CREDIT AGREEMENT

dated as of

December 21, 2011

among

INERGY MIDSTREAM, L.P.

as the Borrower

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

SUNTRUST BANK and WELLS FARGO BANK, N.A.,

as Co-Syndication Agents,

and

BANK OF AMERICA, N.A.,

as Documentation Agent

J.P. MORGAN SECURITIES LLC,

SUNTRUST ROBINSON HUMPHREY, INC. and WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

SECTION 6.10. Lease Obligations	59
SECTION 6.11. Amendments to Organic Documents	59
SECTION 6.12. Financial Covenants	59
SECTION 6.13. Permitted Junior Debt and Amendments to Permitted Junior Debt Documents	60

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

SCHEDULES:

Schedule 2.01 —	Commitments
Schedule 2.06 —	Existing Letters of Credit
Schedule 3.01 —	Subsidiaries
Schedule 3.05 —	Properties
Schedule 5.10 —	Location of Collateral
Schedule 6.01 —	Existing Debt
Schedule 6.02 —	Permitted Liens
Schedule 6.03 —	PILOT Programs
Schedule 6.08 —	Restrictive Agreements

EXHIBITS:

Exhibit A —	Form of Assignment and Assumption
Exhibit B —	Form of Opinion of Borrower’s Counsel
Exhibit C —	[Intentionally Omitted]
Exhibit D —	List of Closing Documents
Exhibit E —	Form of Compliance Certificate
Exhibit F —	Form of Increasing Lender Supplement
Exhibit G —	Form of Augmenting Lender Supplement

CREDIT AGREEMENT (this “Agreement”) dated as of December 21, 2011 among INERGY MIDSTREAM, L.P., the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, SUNTRUST BANK and WELLS FARGO BANK, N.A., as Co-Syndication Agents, and BANK OF AMERICA, N.A., as Documentation Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning assigned to such term in Section 9.13.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitment” means the sum of the General Partnership Commitments and the Working Capital Commitments, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. On the Effective Date, the Aggregate Revolving Commitment is Five Hundred Million Dollars ($500,000,000).

“Agreement” has the meaning assigned to such term in the introductory paragraph hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Annual Budget” means a budget setting forth detailed quarterly projections of the earnings and expenditures of the Borrower and its Consolidated Subsidiaries.

“Applicable Laws” means all applicable provisions of constitutions, statutes, laws, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment or, if the Revolving Commitments have terminated or expired, the Applicable Percentages of the Revolving Lenders shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Pledge Percentage” means 100%, but (x) 65% in the case of a pledge of Capital Stock of a First Tier Foreign Subsidiary, or (y) 0% in the case a pledge of Capital Stock of such Subsidiary would cause a Financial Assistance Problem.

“Applicable Rate” means, for any day, with respect to any ABR Revolving Loan, Eurodollar Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee”, as the case may be, based upon the Total Leverage Ratio as reflected in the then most recently delivered Financials:

Pricing Level:	Total Leverage Ratio:	Commitment Fee:	ABR Spread:	Eurodollar Spread:
Level I	≤ 3.00 to 1.00	0.30%	0.75%	1.75%
Level II	> 3.00 to 1.00 but ≤ 3.50 to 1.00	0.375%	1.00%	2.00%
Level III	> 3.50 to 1.00 but ≤ 4.00 to 1.00	0.375%	1.25%	2.25%
Level IV	> 4.00 to 1.00 but ≤ 4.50 to 1.00	0.50%	1.50%	2.50%
Level V	> 4.50 to 1.00	0.50%	1.75%	2.75%

For purposes of the foregoing,

(i) if at any time the Borrower fails to deliver the Financials required under Section 5.01(a) or 5.01(b) on or before the date such Financials are due, Pricing Level V shall be deemed applicable for the period commencing five (5) Business Days after such required date of delivery and ending on the date which is five (5) days after such Financials are actually delivered, after which the Pricing Level shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the Pricing Level then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change);

(iii) each determination of the Applicable Rate made by the Administrative Agent in accordance with the foregoing shall, if reasonably determined, be conclusive and binding on the Borrower and each Lender; and

(iv) notwithstanding the foregoing, Pricing Level I shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Borrower’s first fiscal quarter ending after the Effective Date (unless such Financials demonstrate that Pricing Levels, II, III, IV or V should have been applicable during such period, in which case such other Pricing Level shall be deemed to be applicable during such period) and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement.

“Banking Services” means (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) provided to the Borrower or any Subsidiary by any Lender or any of its Affiliates.

“Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Inergy Midstream, L.P., a Delaware limited partnership.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“BSA” means all Bank Secrecy Act laws and regulations, as amended.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois and New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means expenditures made and liabilities incurred that should, in accordance with GAAP, be classified and accounted for as capital expenditures.

“Capital Lease” means a lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred interest, any limited or general partnership interest and any limited liability company membership interest.

“Change in Control” means (i) NRGM Holdings ceases to own and control 100% of the outstanding Capital Stock of NRGM GP; (ii) any Person or group of Persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934), other than Qualifying Owners, shall acquire, directly or indirectly, more than 30% of the outstanding Capital Stock of the Borrower; (iii) any Person or group of Persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934), other than Qualifying Owners, shall acquire, directly or indirectly, more than 30% of the outstanding Capital Stock of MGP GP; (iv) NRGM GP ceases to be the general partner of the Borrower or MGP GP ceases to be the general partner of NRGM Holdings; (v) a majority of the seats on the board of directors (or other applicable governing body) of NRGM GP shall at any time after the Effective Date be occupied by Persons who were not nominated by NRGM GP or NRGM Holdings, by a majority of the board of directors (or other applicable governing body) of NRGM GP or NRGM Holdings or by Persons so nominated; (vi) a majority of the seats on the board of directors (or other applicable governing body) of MGP GP shall at any time after the Effective Date be nominated by Persons who were not nominated by Inergy, L.P., by a Qualifying Owner, by a majority of the board of directors (or other applicable governing body) of MGP GP or by Persons so nominated; or (vii) any pledgor under any Pledge Agreement shall grant or suffer to exist any Lien on such pledgor’s interest in any Collateral described therein, except in each case for any Permitted Lien.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or any Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Co-Syndication Agent” means each of SunTrust Bank and Wells Fargo Bank, N.A., in its capacity as a co-syndication agent for the credit facility evidenced by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property and interests in property now owned or hereafter acquired by any Credit Party in or upon which a security interest, Lien or Mortgage is granted to the Administrative Agent, for the benefit of the Holders of Secured Obligations, whether under the Collateral Documents or under any of the other Credit Documents; provided that Collateral shall exclude Excluded Assets.

“Collateral Documents” means all agreements, instruments and documents executed in connection with this Agreement pursuant to which the Administrative Agent is granted a security interest in Collateral, including, without limitation, the Pledge and Security Agreement, the Trademark Security Agreement, the Mortgages, any Pledge Agreement and all other security agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of the Borrower or any of its Subsidiaries and delivered to the Administrative Agent or any of the Lenders, together with all agreements and documents referred to therein or contemplated thereby.

“Collateral Regrant Event” has the meaning assigned to such term in Section 5.10(b).

“Collateral Release Event” has the meaning assigned to such term in Section 5.10(b).

“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment. The amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Consolidated” means the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, with respect to the Borrower and its Consolidated Subsidiaries for any period, an amount equal to: (i) net income for such period, plus (ii) amounts deducted in the computation thereof for (a) interest expense, (b) federal, state and local income taxes, and (c) depreciation and amortization, plus or minus, as the case may be, (iii) gains or losses from the sale of assets in the ordinary course of business, and plus or minus, as the case may be, (iv) extraordinary non-cash gains or losses for such period; provided, that for the purposes of determining Consolidated EBITDA for any period during which a Permitted Acquisition is consummated, Consolidated EBITDA shall be adjusted in a manner reasonably satisfactory to the Administrative Agent to give effect to the consummation of such Permitted Acquisition on a pro forma basis, as if such Permitted Acquisition occurred on the first day of such period. In addition, Consolidated EBITDA may include, at the Borrower’s option, any New Project EBITDA Adjustments. Furthermore, in the event the Borrower or any of its Consolidated Subsidiaries undertakes a Material Project, a Material Project Consolidated EBITDA Adjustment may be added to Consolidated EBITDA at Borrower’s option.

As used herein:

“New Project EBITDA Adjustments” means, with respect to the MARC 1 and North-South projects (including expansions) of the Borrower (or its Consolidated Subsidiaries) when they achieve commercial operation (the date on which such commercial operation is achieved, the “New Project Commercial Operations Date”) after the Effective Date, an amount submitted by the Borrower and approved by the Administrative Agent as the projected Consolidated EBITDA attributable to the additional pipeline capacity (initially giving pro forma effect as if such New Project Commercial Operations Date occurred on the first day of the fiscal quarter in which it occurred, and thereafter such pro forma quarterly adjustments rolling off and being replaced by actual performance on a quarterly basis). New Project EBITDA Adjustments shall be based only on (i) projected revenues from firm fixed-fee contracts (subject to adjustments for customer creditworthiness) and tariffs relating to such project, less expenses, (ii) the New Project Commercial Operations Date with respect to each such project, and (iii) other factors reasonably deemed appropriate by the Administrative Agent.

“Material Project Consolidated EBITDA Adjustment” means, with respect to each Material Project:

(i) prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (equal to the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of the Borrower attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, and other factors reasonably deemed appropriate by the Administrative Agent; it being understood and agreed that the Administrative Agent’s approval of the projected Consolidated EBITDA amount shall not be withheld if the projected Consolidated EBITDA so attributable is reasonably consistent with the information delivered to the Administrative Agent prior to the Effective Date), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual

Consolidated EBITDA of the Borrower attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(ii) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of the Borrower attributable to such Material Project (determined and approved in the same manner as set forth in clause (i) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters (but net of any actual Consolidated EBITDA of the Borrower attributable to such Material Project following such Commercial Operation Date).

Notwithstanding the foregoing: (A) no Material Project Consolidated EBITDA Adjustment shall be allowed with respect to any Material Project unless: (y) not later than 30 days (or such shorter period as is acceptable to the Administrative Agent in its reasonable discretion) prior to the delivery of any compliance certificate required by the terms and provisions of Section 5.01(c) to the extent Material Project Consolidated EBITDA Adjustments will be made to Adjusted Consolidated EBITDA, the Borrower shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA of the Borrower (or its Consolidated Subsidiary) attributable to such Material Project, and (z) prior to the date such compliance certificate is required to be delivered, the Administrative Agent shall have approved such projections and shall have received such other information (including updated status reports summarizing each Material Project currently under construction and covering original anticipated and current projected cost, Capital Expenditures (completed and remaining), the anticipated Commercial Operation Date, total Material Project Consolidated EBITDA Adjustments and the portion thereof to be added to Consolidated EBITDA and other information regarding projected revenues, customers and contracts supporting such pro forma projections and the anticipated Commercial Operation Date) and documentation as the Administrative Agent may reasonably request (such approval not to be withheld if such information is reasonably consistent with the information delivered to the Administrative Agent prior to the Effective Date), all in form and substance reasonably satisfactory to the Administrative Agent, (B) the aggregate amount of all Material Project Consolidated EBITDA Adjustments during any period shall be limited to 15% of the total actual Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project Consolidated EBITDA Adjustments) and (C) Consolidated EBITDA shall not include or give effect to the income (or loss) of any Excluded Subsidiary or any other entity (other than a Subsidiary that is not an Excluded Subsidiary) in which the Borrower or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Borrower or any Subsidiary (other than an Excluded Subsidiary) in the form of cash dividends or similar cash distributions and, for the avoidance of doubt, the foregoing additions to, and subtractions from, Consolidated EBITDA described in this definition shall not give effect to any items (other than such income so actually received) attributable to any Excluded Subsidiary or such other entity (provided that this clause (C) shall not apply to the entities described in clause (a) of the definition of Excluded Subsidiary).

“Consolidated Interest Expense” means, with respect to the Borrower and its Consolidated Subsidiaries, for any period, an amount equal to (i) all interest in respect of Debt accrued during such period (whether or not actually paid during such period), plus (ii) the net amount payable (or minus the net amount receivable) under interest rate Hedging Agreements accrued during such period (whether or not actually paid or received during such period) plus (iii) on a pro-forma basis, the sum of all interest accrued relating to Debt incurred in connection with any Permitted Acquisition calculated in a manner reasonably satisfactory to the Administrative Agent, excluding in each case up front financing fees payable in connection with the consummation of the Transactions.

“Consolidated Subsidiary” means for any Person, each Subsidiary of such Person (whether existing on the Effective Date or thereafter created or acquired) the financial statements of which shall be (or should have been) Consolidated with the financial statements of such Person in accordance with GAAP.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a Consolidated basis as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Subsidiary” means a direct or indirect Subsidiary of the Borrower and with respect to which the Borrower owns not less than fifty-one percent (51%) of the voting equity interests of such Subsidiary.

“Credit Documents” means this Agreement, any promissory notes executed and delivered pursuant to Section 2.10(e), the Subsidiary Guaranty, the Collateral Documents and any and all other instruments and documents executed and delivered in connection with any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, such Lender’s Revolving Credit Exposure at such time.

“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Debt” means, with respect to any Person, without duplication (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (including repurchase obligations, but not including customer deposits), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or letters of credit in support of bonds, notes, debentures or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under any conditional sale or other title retention agreement relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (including, without duplication, obligations under a non-compete or similar agreement) to the extent such obligations are reportable under GAAP, (f) all obligations of such Person as lessee under Capital Leases of such Person or leases of such Person for which such Person retains tax ownership of the property subject to a lease, (g) all obligations of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all Guaranties of such Person, (i) all obligations of such Person with respect to interest rate protection agreements (including, without limitation, interest rate Hedging Agreements) or foreign currency exchange agreements (valued at the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable Hedging Agreement, if any), (j) all obligations of such Person as an account party in respect of letters of credit (1) securing Debt (other than letters of credit obtained in the ordinary course of business and consistent with past practices) or (2) obtained for any purpose not in the ordinary course of business or not consistent with past practices, (k) all obligations of such Person in respect of bankers’ acceptances and (l) all current liabilities in respect of unfunded vested benefits under a Pension Plan covered by ERISA; provided that accrued expenses and accounts payable incurred in the ordinary course of business shall not constitute Debt. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent, any Issuing Bank or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, any Issuing Bank or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Issuing Bank’s or such other Lender’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Documentation Agent” means Bank of America, N.A., in its capacity as a co-documentation agent for the credit facility evidenced by this Agreement.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health (including, but not limited to employee health and safety) or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Assets” means (a) the Capital Stock in any Domestic Subsidiary that is a JV Subsidiary to the extent the organizational documents of such Subsidiary prohibit such Capital Stock from being pledged under the Collateral Documents and (b) any motor vehicles.

“Excluded Subsidiary” means (i) (a) any Foreign Subsidiary and (b) any JV Subsidiary, so long as the Borrower’s and its other Subsidiaries’ investments in and advances to, in each case made after the Effective Date, all Excluded Subsidiaries are less than $100,000,000 in the aggregate and (ii) Inergy Pipeline East, LLC until such time as the appropriate Governmental Approvals from the New York Public Service Commission are obtained permitting (x) the equity interests in Inergy Pipeline East, LLC to be pledged or (y) Inergy Pipeline East, LLC to guaranty any of the Obligations, as applicable.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or any Subsidiary Guarantor under a Subsidiary Guaranty, (a) income or franchise taxes imposed on (or measured by) its net income or taxable margin (as defined under applicable state law) by the United States of America (or any political subdivision thereof), or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Subsidiary Guarantor is located or the jurisdiction of any Lender’s applicable lending office and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax resulting from any law in effect (including FATCA) at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e) or (h), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) (it being understood and agreed, for the avoidance of doubt, that FATCA shall be treated as in effect as of the date of the Agreement notwithstanding that Sections 1471 through 1474 of the Code apply to payments made after December 31, 2012).

“Existing Letters of Credit” means the Letters of Credit set forth on Schedule 2.06 hereto and deemed issued under Section 2.06.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Owned Real Property” means any real property, to which the record or beneficial owner has fee title.

“Financial Assistance Problem” means, with respect to any Foreign Subsidiary, the inability of such Foreign Subsidiary to become a Subsidiary Guarantor or to permit its Capital Stock from being pledged pursuant to a Pledge Agreement on account of legal or financial limitations imposed by the jurisdiction of organization of such Foreign Subsidiary or other relevant jurisdictions having authority over such Foreign Subsidiary.

“Financial Officer” means, as to any Person, the president, chief financial officer, treasurer or controller of such Person.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Borrower required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower and its Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary’s Capital Stock.

“Fiscal Year” means the 52-week fiscal year of any Person ending September 30 of each calendar year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partnership Commitment” means, with respect to each Lender, the commitment of such Lender to make General Partnership Loans. On the Effective Date, the aggregate amount of General Partnership Commitments is Five Hundred Million Dollars ($500,000,000).

“General Partnership Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s General Partnership Loans and its LC Exposure and Swingline Exposure at such time.

“General Partnership Loans” means Revolving Loans made pursuant to Section 2.01.01.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authorities” means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government , and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranty” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”) (excluding endorsements of checks for collection or deposit in the ordinary course of business) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Debt of the payment of such Debt or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedging Agreement.

“Holders of Secured Obligations” means the holders of the Obligations from time to time and shall include (i) each Lender and each Issuing Bank in respect of its Loans and LC Exposure, (ii) the Administrative Agent and the Lenders in respect of all other present and future obligations and liabilities of the Borrower and each Subsidiary of every type and description arising under or in connection with the Credit Agreement or any other Credit Document, (iii) each Lender and each Affiliate of such Lender, in each case in respect of Hedging Agreements and Banking Services Agreements entered into with such Person by the Borrower or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Credit Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Increasing Lender” has the meaning assigned to such term in Section 2.20.

“Incremental Credits” has the meaning assigned to such term in Section 9.02.

“Indemnified Taxes” means Taxes, other than Excluded Taxes and Other Taxes, imposed on or with respect to any payment made by the Credit Parties under any Credit Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03.

“Information” has mean meaning assigned to such term in Section 9.12.

“Interest Coverage Ratio” means, at any time, the ratio of (i) Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries to (ii) Consolidated Interest Expense of the Borrower and its Consolidated Subsidiaries, in each case for the four fiscal quarters then most recently ended.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six (or with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as applied to any Person, any direct or indirect purchase or other acquisition by such Person of stock or other securities of any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person and any other item which would be classified as an “investment” on a balance sheet of such Person prepared in accordance with GAAP, including without limitation any direct or indirect contribution by such Person of property or assets to a joint venture, partnership or other business entity in which such Person retains an interest (it being understood that a direct or indirect purchase or other acquisition by such Person of assets of any other Person (other than stock or other securities) shall not constitute an “Investment” for purposes of this Agreement).

“Issuing Bank” means each of JPMorgan Chase Bank, N.A. and any other Lender that has accepted such designation and is acceptable to the Borrower and the Administrative Agent, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JV Subsidiary” means any Subsidiary that is not a wholly owned Subsidiary and that is a joint venture with a third party unaffiliated with the Borrower or any other Subsidiary.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued, or deemed to be issued, pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $3,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement and the other Credit Documents.

“Material Debt” means Debt (other than the Loans and the Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Project” means, collectively, the construction or expansion of any capital project of the Borrower, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by Borrower to exceed, or exceeds, $20,000,000.

“Material Project Consolidated EBITDA Amount” has the meaning specified in the definition of “Consolidated EBITDA”.

“Material Subsidiary” means any Subsidiary (i) which, as of the most recent fiscal quarter of the Borrower for the period of four consecutive fiscal quarters then ended, contributes greater than three percent (3%) of the Borrower’s Consolidated EBITDA for such period or (ii) the consolidated total assets of which as of the end of such fiscal quarter were greater than three percent (3%) of the Borrower’s Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of the Consolidated EBITDA contributed by, or consolidated total assets of, all Subsidiaries that are not Material Subsidiaries exceeds five percent (5%) of the Borrower’s Consolidated EBITDA for any such period or five percent (5%) of the Borrower’s Consolidated Total Assets as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within ten days, the Administrative Agent) shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.

“Maturity Date” means December 21, 2016.

“MGP GP” means MGP GP, LLC, a Delaware limited liability company.

“Midstream Business” means the business of (i) storage, processing, marketing and/or transmission of gas, oil, or products thereof, including, without limitation, owning and operating pipelines, storage facilities, processing plants and facilities and gathering systems, and other assets related thereto and (ii) the mining, production, marketing and/or sale of salt.

“Midstream IPO” means the Borrower’s initial public offering of a minority interest of its common units.

“Midstream Transactions” means, collectively, the following transactions to be consummated in connection with the Midstream IPO: (i) transfer of ownership by the Borrower of two of its subsidiaries, Tres Palacios Gas Storage LLC and US Salt, LLC, to Inergy, L.P. (including its wholly-owned subsidiaries) on or prior to the Effective Date, (ii) assignment to the Borrower by Inergy, L.P. and repayment of certain existing Indebtedness by the Borrower substantially concurrently with the Effective Date and (iii) the use of proceeds hereunder to fund a cash distribution to Inergy, L.P. for reimbursement of capital expenditures associated with assets of the Borrower, in each case, together with all other actions and transactions related to any of the foregoing or the Midstream IPO (including, without limitation, the affiliate transactions consummated by the Borrower in connection with the Midstream IPO) as such transactions have been described in greater detail in public filings with the SEC by the Borrower.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each of those certain mortgages and deeds of trust entered into by the Credit Parties pursuant hereto or in connection herewith, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Mortgage Requirement” means the requirement that the Credit Parties shall have granted to the Administrative Agent a perfected Lien on at least ninety percent (90%) of the aggregate book value of all Fee Owned Real Property (excluding any Fee Owned Real Property located in the State of New York), as determined by the Administrative Agent in its reasonable discretion.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NRGM GP” means NRGM GP, LLC, a Delaware limited liability company.

“NRGM Holdings” means Inergy Midstream Holdings, L.P., a Delaware limited partnership.

“Obligations” means all Loans, LC Disbursements, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or any Subsidiary Guarantor to the Administrative Agent, any Lender, any Issuing Bank, any Affiliate of the Administrative Agent or any Lender, any Issuing Bank, or any indemnified Person hereunder, of any kind or nature, present or future, arising under this Agreement, the Subsidiary Guaranty, any Collateral Document, any Hedging Agreement (to the extent such Hedging Agreement is with a Lender or its Affiliate), any Banking Services Agreement (to the extent such Banking Services Agreement is with a Lender or its Affiliate), or any other Credit Document, whether or not evidenced by any note, Guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, Guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, reasonable paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Borrower or any Subsidiary Guarantor under this Agreement or any other Credit Document.

“Organic Documents” means, relative to any Credit Party, its partnership agreement, limited liability company or operating agreement, bylaws, certificate or articles of partnership, certificate or articles of formation, certificate or articles of incorporation and other like documents, and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of Capital Stock or other equity interests.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (other than Excluded Taxes) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.04.

“Partnership Agreement” means the Agreement of Limited Partnership of the Borrower, dated as of December 21, 2011.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means an acquisition (or series of related acquisitions) by the Borrower or any Subsidiary Guarantor of all or any part of the assets of another Person (such assets being referred to herein as the “Target Assets”) or of at least fifty-one percent (51%) of the Capital Stock of another Person (such Person, together with any and all Subsidiaries of such Person, being referred to herein as the “Target”) in each case made in compliance with all of the following terms and conditions:

(1) the Target is in, or the Target Assets are employed in, the same line of business as the Borrower or the Subsidiary Guarantor, as applicable, or in any Midstream Business;

(2) in the case of an acquisition of the Target’s Capital Stock, the Target is (or, immediately after giving effect to such acquisition, will be) a Controlled Subsidiary of the Borrower (or, in the case of an acquisition of Capital Stock in the form of a merger, (a) the Target is merged with and into the Borrower or a Controlled Subsidiary, with the Borrower or such Controlled Subsidiary, as the case may be, being the surviving entity, or (b) the Target is merged with and into a Controlled Subsidiary with the Target being the surviving entity, provided that such surviving entity qualifies as a Controlled Subsidiary);

(3) no Default or Event of Default exists at the time of the acquisition or would result therefrom;

(4) at the time of and immediately after giving effect (including pro forma effect) to such acquisition, the Borrower shall be in compliance with the covenants set forth in Section 6.12;

(5) within a reasonable time prior to any such acquisition involving consideration in excess of $50,000,000, the Administrative Agent (and any Lender, upon request) shall have received a complete copy of the executed purchase agreement (or, in the event that the purchase agreement is not being executed until closing, then a substantially complete unexecuted version of the purchase agreement, with the complete copy of the executed purchase agreement to follow promptly upon closing of such acquisition) for the applicable Target or Target Assets, a breakdown of the purchase price for such acquisition, a detailed schedule of assets being acquired and values reasonably assigned to such assets at the time of such acquisition, the anticipated amount to be borrowed under the General Partnership Commitments and such other information related to such acquisition as the Administrative Agent shall reasonably request;

(6) within 90 days (or such later date as is agreed to by the Administrative Agent) after the consummation of such acquisition, the Administrative Agent shall (i) if and only to the extent required by Section 5.13, have security interests in, and perfected Liens on, the assets of the Target or the Target Assets, as applicable, (ii) have received revised schedules and exhibits to the applicable Collateral Documents reflecting the location of the new Collateral; and (iii) in the case of an acquisition of Capital Stock, if the Target qualifies as a Subsidiary Guarantor, the Administrative Agent shall receive a Guaranty from the Target in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such Target guarantees, in favor of the Administrative Agent, the payment and performance of all Obligations;

(7) the Borrower shall have paid all reasonable costs and expenses incurred by the Administrative Agent and its counsel in connection with such acquisition, including, without limitation, all such costs and expenses incurred to satisfy the conditions set forth in subpart 6 above; and

(8) the Administrative Agent shall have received such other assurances and documentation as the Administrative Agent may reasonably request from time to time in connection with the acquisition and the conditions set forth above.

“Permitted Debt” means:

(1) Debt under this Agreement (including, Guaranties of Debt under this Agreement);

(2) Permitted Junior Debt and Guaranties of Permitted Junior Debt;

(3) Debt of any Credit Party to any other Credit Party;

(4) Debt of the type described in clause (i) of the definition “Debt,” provided such Debt is incurred in connection with interest rate protection agreements (including, Hedging Agreements) entered into for bona fide hedging purposes and not for speculative purposes;

(5) Other Debt in existence on the Effective Date and set forth on Schedule 6.01 hereto and refinancings or renewals thereof; provided that any such refinancing Debt is of the same type, of the same tenor, and in an aggregate principal amount not greater than the aggregate principal amount of the Debt being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith;

(6) Guaranties of Debt otherwise permitted under this definition;

(7) Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(8) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(9) Other Debt, provided that the aggregate outstanding principal amount of such Debt (with respect to all Credit Parties) does not exceed $20,000,000 at any time;

(10) Other Debt approved in advance by the Administrative Agent and the Required Lenders in writing; and

(11) Debt secured by Liens permitted under clause (12) of the definition of “Permitted Liens”.

“Permitted Junior Debt” means Debt of the Borrower and the Borrower’s Subsidiaries, which is either unsecured or secured by a second Lien on collateral that is subordinated to the Liens securing the Obligations pursuant to the terms of a Subordination Agreement. Permitted Junior Debt may be incurred only so long as each of the following conditions are satisfied: (i) at the time of the incurrence of such Debt (a) no Default or Event of Default has occurred and is continuing (or would result from the incurrence of such Debt), and (b) the Total Leverage Ratio is less than the maximum Total Leverage Ratio permitted under Section 6.12(a) at such time, calculated on a pro forma basis (after giving effect to the incurrence of such Debt and any concurrent repayments of other Debt); (ii) such Debt shall not mature, and no installments of principal in excess of 1% per annum shall be due and payable on such Debt, prior to the Maturity Date; and (iii) such Debt shall not be incurred upon covenants materially more onerous to the Borrower and its Subsidiaries (taken as a whole) than those set forth in this Agreement.

“Permitted Junior Debt Documents” means any document, agreement or instrument evidencing any Permitted Junior Debt or entered into in connection with any Permitted Junior Debt.

“Permitted Liens” means any of the following:

(1) Liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on the books of the Borrower or relevant Subsidiary;

(2) Liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation;

(3) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of the business of the Borrower or relevant Subsidiary;

(4) Liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like Liens (excluding, however, any statutory or other Lien in favor of a landlord under a written or oral lease) arising in the ordinary course of the Borrower’s business which secure the payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on the books of the Borrower or the relevant Subsidiary;

(5) rights of way, zoning restrictions, easements and similar encumbrances affecting the Borrower’s real property which do not materially interfere with the use of such property;

(6) Liens in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations and any other Liens created by the Credit Documents;

(7) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(8) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business in accordance with past practice;

(9) Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which the Borrower or such Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(10) Liens existing on the Effective Date and listed on Schedule 6.02 and any renewals or extensions thereof, provided that the property and Debt covered thereby is not increased;

(11) second Liens securing Permitted Junior Debt that is subordinated to the Obligations pursuant to the terms of a Subordination Agreement; and

(12) purchase money security interests for the purchase of equipment to be used in the Borrower’s or any of its Subsidiaries’ business, encumbering only the equipment so purchased, and which secures only the purchase-money Debt incurred to acquire the equipment so purchased.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PILOT Program” has the meaning assigned to such term in Section 6.03(a).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means the pledge agreements, share mortgages, charges and comparable instruments and documents, including the Pledge and Security Agreement and the Trademark Security Agreement from time to time executed pursuant to the terms hereof in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations as amended, restated, supplemented or otherwise modified from time to time.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the Effective Date, by and between the Credit Parties and the Administrative Agent for the benefit of the Holders of Secured Obligations, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Pledge Subsidiary” means each Domestic Subsidiary and First Tier Foreign Subsidiary.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Qualifying Owners” means (1) the holders of Capital Stock of Inergy Holdings GP, LLC on the Effective Date, (2) John J. Sherman and his Affiliates, (3) John J. Sherman Revocable Trust, (4) John J. Sherman Grantor Retained Annuity Trust I, (4) any other trust or similar estate planning vehicle established by John J. Sherman and (5) Inergy Holdings GP, LLC so long as it is Controlled by one or more of the holders of its Capital Stock on the Effective Date.

“Ratings” has the meaning assigned to such term in Section 5.10(b).

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.

“Revolving Commitment” means, with respect to each Revolving Lender, such Lender’s General Partnership Commitment and Working Capital Commitment, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) in the case of such Lender’s General Partnership Commitment, increased from time to time pursuant to Section 2.20.

“Revolving Credit Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Sections 2.01 and 2.03 and which is either a General Partnership Loan or a Working Capital Loan.

“Risk Management Policy” means the risk management policy of Inergy, L.P. as applied to the Borrower and its Subsidiaries by Inergy, L.P. pursuant to the terms of that certain Omnibus Agreement, dated as of December 21, 2011, by and among Inergy GP, LLC, Inergy, L.P., NRGM GP, LLC and the Borrower.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Solvent” means, with respect to any Person, that such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordination Agreement” means a subordination agreement between the Administrative Agent (on behalf of itself and the Lenders) and the holders of any second Lien Permitted Junior Debt, in form and substance satisfactory to the Administrative Agent and the Required Lenders, pursuant to which such second Lien Permitted Junior Debt is subordinated to the Obligations, with only such modifications as are approved by the Administrative Agent and the Required Lenders.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be Consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary (other than an Excluded Subsidiary). The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.

“Subsidiary Guaranty” means that certain Guaranty dated as of the Effective Date (and any and all supplements thereto) executed by each Subsidiary Guarantor, and in the case of any Guaranty by a Foreign Subsidiary, any other Guaranty agreements as are requested by the Administrative Agent and its counsel, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Target” has the meaning assigned to such term in the definition of “Permitted Acquisition”.

“Target Assets” has the meaning assigned to such term in the definition of “Permitted Acquisition”.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Funded Debt” means, with respect to the Borrower and its Consolidated Subsidiaries at any time, the total amount of Debt at such time, whether such Debt is matured, unmatured, absolute, contingent or otherwise.

“Total Leverage Ratio” means, with respect to the Borrower and its Consolidated Subsidiaries at any time, the ratio of (i) Total Funded Debt (other than Debt under clause (i) of the definition of “Debt”), at such time, to (ii) Consolidated EBITDA for the four fiscal quarters most recently ended. For purposes of calculating the Total Leverage Ratio of the Borrower and its Consolidated Subsidiaries under Section 6.12(a), Total Funded Debt shall not include any outstanding Letters of Credit or Swingline Loans.

“Trademark Security Agreement” means that certain Trademark Security Agreement, dated as of the Effective Date, by and between the Credit Parties and the Administrative Agent for the benefit of the Holders of Secured Obligations, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Transactions” means the execution, delivery and performance by the Credit Parties of this Agreement and the other Credit Documents, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, and all other transactions contemplated hereby or by any of the other Credit Documents.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

“United States” means the United States of America.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital Commitment” means, with respect to each Lender, the commitment of such Lender to make Working Capital Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder. On the Effective Date, the aggregate amount of the Working Capital Commitments is Zero Dollars ($0.00).

“Working Capital Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Working Capital Loans at such time.

“Working Capital Loans” means Revolving Loans made pursuant to Section 2.01.02.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change in GAAP occurring after the Effective Date or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein and as further described in Sections 2.01.01 and 2.01.02 below, each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment and (b) the sum of the total Revolving Credit Exposures exceeding the Aggregate Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.01.01 General Partnership Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make General Partnership Loans to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (a) such Lender’s General Partnership Credit Exposure exceeding such Lender’s General Partnership Commitment and (b) the sum of the total General Partnership Credit Exposures exceeding the total General Partnership Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow General Partnership Loans.

SECTION 2.01.02 Working Capital Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Working Capital Loans to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Working Capital Credit Exposure exceeding such Lender’s Working Capital Commitment and (b) the sum of the total Working Capital Credit Exposures exceeding the total Working Capital Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Working Capital Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the relevant Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $3,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Revolving Borrowings outstanding in the aggregate.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Chicago, Illinois time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Chicago, Illinois time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is composed of General Partnership Loans or Working Capital Loans;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Intentionally Omitted.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Credit Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000, (ii) the sum of the total General Partnership Credit Exposures exceeding the total General Partnership Commitments or (iii) the sum of the total Revolving Credit Exposures exceeding the Aggregate Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 3:00 p.m., Chicago, Illinois time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day and which may be the same day as the request is submitted by the Borrower) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the relevant Issuing Bank), or such other account as is designated by the Borrower in the applicable Borrowing Request, by 4:00 p.m., Chicago, Illinois time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, Chicago, Illinois time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage (with respect to the General Partnership Commitments) of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage (with respect to the General Partnership Commitments) of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein (including without limitation Section 5.08), the Borrower may request the issuance of Letters of Credit for its own account or the account of a Subsidiary Guarantor, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Revolving Credit Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Schedule 2.06 contains a schedule of the Existing Letters of Credit issued for the account of the Borrower or certain of it Subsidiaries prior to the Effective Date. From and after the Effective date, the Existing Letters of Credit shall be deemed to be Letters of Credit issued pursuant to this Section 2.06.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $100,000,000, (ii) the sum of the total General Partnership Credit Exposures shall not exceed the total General Partnership Commitments and (iii) the sum of the total Revolving Credit Exposures shall not exceed the Aggregate Revolving Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension provided that such renewal or extension does not extend beyond the date referenced in the following clause (ii)) and (ii) the date that is five Business Days prior to the Maturity Date; provided that a Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in the preceding clause (ii)).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Revolving Lenders, each Issuing Bank issuing such Letter of Credit hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.

Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Chicago, Illinois time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Chicago, Illinois time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Chicago, Illinois time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Chicago, Illinois time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing composed of General Partnership Loans or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse an Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. Each Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders

(or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Issuing Bank Agreements. Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Chicago, Illinois time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Chicago, Illinois or such other account, in each case, as is designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date and time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the General Partnership Commitments or the Working Capital Commitments; provided that (i) each reduction of the applicable Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the applicable Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, (1) the sum of the Revolving Credit Exposures would exceed the Aggregate Revolving Commitment, (2) the sum of the General Partnership Credit Exposures would exceed the total General Partnership Commitments or (3) the sum of the Working Capital Exposures would exceed the total Working Capital Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the applicable Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the applicable Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any of the Commitments shall be permanent. Each reduction of any of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is five (5) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof, the Interest Period applicable thereto and whether such Loan is a General Partnership Loan or a Working Capital Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by one or more promissory notes. In such event, the Borrower shall execute and deliver to such Lender promissory note(s) payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note(s) and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by such promissory note(s) in such form payable to the payee named therein and its registered assigns.

SECTION 2.11. Prepayment of Loans.

(a) Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice as follows: the Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Chicago, Illinois time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Chicago, Illinois time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 4:00 p.m., Chicago, Illinois time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the Class and Type of each Borrowing to be prepaid, the prepayment date and the principal amount of such Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Loan Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Loan Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(b) Mandatory Prepayments.

(i) Excess Loans. If at any time the outstanding principal amount of (1) the General Partnership Loans, plus (2) the Swingline Loans, plus (3) the LC Exposure exceeds the sum of the General Partnership Commitments, then the Borrower shall in each case repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the relevant Lenders, or the General Partnership Loans in an amount equal to such excess; it being understood and agreed that, after repayment of the General Partnership Loans, any such remaining excess shall be applied as cash collateral in respect of the then outstanding LC Exposure in a comparable manner to that specified in Section 2.06(j). Each such prepayment shall be accompanied by (x) accrued interest to the extent required by Section 2.13 and (y) any amount required to be paid pursuant to Section 2.16.

(ii) [Intentionally Omitted.]

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a revolving commitment fee, which shall accrue at the Applicable Rate for revolving commitment fees on the daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, (i) outstanding Letters of Credit shall be considered usage of the Revolving Commitment for purposes of calculating the revolving commitment fee and (ii) Swingline Loans shall not be considered usage of the Revolving Commitment for purposes of calculating the revolving commitment fee. Accrued revolving commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank, a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, negotiation, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Banks, in the case of fees payable to them) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Credit Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Other Taxes or (C) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Person of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, together with evidence of such payment, delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f) If the Administrative Agent or a Lender reasonably determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Credit Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Credit Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(g) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(h) If a payment made to a Lender or other recipient by or on account of any obligation of the Borrower hereunder or under any of the other Credit Documents would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or other recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or other recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or other recipient has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(h), “FATCA” shall include amendments made to FATCA after the date of this Agreement.

(i) For purposes of Section 2.17(e), (f), (g) and (h), the terms “Lender” or “Lenders” include the Issuing Banks.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Except as otherwise provided in Section 2.11, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16, 2.17, 9.03 or otherwise) prior to 12:00 noon Chicago, Illinois time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its main office at Chicago, Illinois, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or any Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender or Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or any Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such

Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Expansion Option. The Borrower may from time to time elect, not more than six (6) times during the term of this Agreement, to increase the General Partnership Commitments in minimum increments of $10,000,000 so long as, after giving effect thereto, the aggregate amount of such increases does not exceed $250,000,000. The Borrower may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Commitments or extend new Revolving Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Borrower and the Administrative Agent and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit F hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit G hereto. No consent of any Lender (other than the Lenders participating in the increase) shall be required for any increase in Revolving Commitments pursuant to this Section 2.20. Increases and new Revolving Commitments created pursuant to this Section 2.20 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in Section 4.02 shall be satisfied or waived by the Required Lenders, and the Administrative Agent shall have received a certificate to that effect dated as of such date and executed by a Financial Officer of the Borrower and (B) the Borrower shall be in compliance (on a pro forma basis reasonably acceptable to the Administrative Agent) with the covenants contained in Section 6.12 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Revolving Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders of such Class, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding General Partnership Loans of all the Lenders to equal its Applicable Percentage of such outstanding General Partnership Loans, and (ii) the Administrative Agent shall reallocate all outstanding General Partnership Loans as of the date of any increase in the General Partnership Commitments (with any related borrowings to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The reallocation made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the reallocated amount and, in respect of each Eurodollar Loan, shall be subject to compensation by the Borrower in accordance with the provisions of

Section 2.16 if the reallocation occurs other than on the last day of the related Interest Periods. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender (which election shall be in such Lender’s absolute and sole discretion) to increase its Revolving Commitment hereunder at any time.

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the daily unused amount of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (ii) any amendment or modification that increases, or extends the maturity of, such Defaulting Lender’s Commitment shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) so long as no Default has occurred and is continuing: all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and not Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the relevant Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the relevant Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, each Issuing Bank and the Swingline Lender each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers; Ownership. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to so qualify would not have a Material Adverse Effect. The jurisdictions of formation and the jurisdictions in which the Borrower and each Subsidiary of the Borrower is organized and qualified to do business, and whether such Subsidiary is an Excluded Subsidiary and its Capital Stock is Excluded Assets, are matters described on Schedule 3.01 hereto (as supplemented from time to time). The capitalization of the Borrower and each Subsidiary of the Borrower consists of the Capital Stock, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 3.01 hereto. All such outstanding Capital Stock has been duly authorized and validly issued and are fully paid and nonassessable. The owners of the Capital Stock of the Borrower and each Subsidiary of the Borrower and the percentage of Capital Stock owned by each are described on Schedule 3.01 hereto.

SECTION 3.02. Authorization; Enforceability. Each of the Credit Parties has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Credit Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Credit Documents have been duly executed and delivered by the duly authorized officers of each Credit Party thereto, and each such Credit Document constitutes the legal, valid and binding obligation of the Credit Party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

SECTION 3.03. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Credit Parties of the Credit Documents to which each such Person is a party, in accordance with their respective terms, the borrowings hereunder and the Transactions do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to any Credit Party, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party or any indenture, material agreement or other material instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Credit Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The audited Consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of September 30, 2011, and the related statements of income and retained earnings and cash flows for the Fiscal Year then ended, copies of which have been furnished to the Administrative Agent and each Lender, fairly present in all material respects the assets, liabilities and financial position of the Borrower and its Consolidated Subsidiaries as of such dates, and the results of the operations and changes of financial position for the periods then ended in accordance with GAAP. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The Borrower and its Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

(b) Since September 30, 2011, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each Credit Party has good and defensible title to all assets and other property purported to be owned by it, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Set forth on Part 1 of Schedule 3.05 hereto is a complete list by Credit Party of each parcel of real property by street address owned or leased by a Credit Party material to the operations of its business, as of the date of the most recent update to such Schedule delivered by the Borrower with the officer’s compliance certificate pursuant to Section 5.01. None of the properties and assets of the Credit Parties is subject to any Lien, except Permitted Liens. Except as permitted hereunder, the Administrative Agent, for the benefit of the Holders of Secured Obligations, has a perfected first priority Lien on all of the Collateral subject to no other Liens except for Permitted Liens.

(b) Each Credit Party owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business, except where the failure to own or possess any such right could not reasonably be expected to result in a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except where the loss of any such right or the liability for any such infringement could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation, Contingent Obligations, Labor and Environmental Matters. (a) There are no actions, suits, investigations or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting any Credit Party or any Credit Party’s respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority, in each case as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) There are no pending, or to the knowledge of the Borrower, threatened, material strikes, material work stoppages, material unfair labor practice claims, or other material labor disputes against or affecting any Credit Party or ERISA Affiliate or their respective employees; provided, however, that if any such event is pending, or to the knowledge of the Borrower, threatened, then the Borrower shall provide prompt written notice of the specifics of such event to the Administrative Agent, and the Administrative Agent, in its reasonable discretion, may waive such representation and warranty as it relates to such event. The hours worked and payments made to employees of each Credit Party and ERISA Affiliate have not been in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters except for violations that either alone or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. All material payments due from a Credit Party, or for which any claim may be made against a Credit Party, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the applicable Credit Party, in compliance with GAAP.

(c) Each Credit Party has complied in all respects with all Environmental Laws except for violations that either alone or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. No Credit Party manages or handles any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants referred to in or regulated by Environmental Laws in violation of such laws or of any other applicable law where such violation could reasonably be expected to result, individually or together with other violations, in a Material Adverse Effect. There are no outstanding or threatened citations, notices or orders of non-compliance issued to any Credit Party or relating to its facilities, leaseholds, assets or other property that either alone or in the aggregate could reasonably be expected to result in a Material Adverse Effect. Each Credit Party has been issued all licenses, certificates, permits or other authorizations required under any Environmental Law or by any federal, state or local governmental or quasi-governmental entity, except where the failure to have such licenses, certificates, permits or other authorizations either individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. There are no liabilities or contingent liabilities relating to environmental or employee health and safety matters (including on-site or off-site contamination) relating to any Credit Party or any property owned, leased or used by any Credit Party, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07. Compliance with Laws; Governmental Approvals. Each Credit Party (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws, including, without limitation, the BSA, relating to it or any of its respective properties, except, in each case, to the extent that such non-compliance would not have a Material Adverse Effect.

SECTION 3.08. Investment Company Status. No Credit Party is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any of its Subsidiaries is, or after giving effect to any Borrowing will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the Transactions.

SECTION 3.09. Taxes. Each Credit Party has duly filed or caused to be filed all material federal, state and local tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, other than those the validity of which the applicable Credit Party is contesting in good faith by appropriate proceedings and with respect to which the applicable Credit Party shall, to the extent required by GAAP, have set aside on its books adequate reserves. No Governmental Authority has asserted any Lien or other claim against any Credit Party with respect to unpaid taxes which has not been discharged or resolved, other than those the validity of which the applicable Credit Party is contesting in good faith by appropriate proceedings and with respect to which the applicable Credit Party shall, to the extent required by GAAP, have set aside on its books adequate reserves. The charges, accruals and reserves on the books of Credit Parties in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of each such Credit Party are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

SECTION 3.10. ERISA. The Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder.

SECTION 3.11. Disclosure. All written information, reports and other papers and data produced by or on behalf of each Credit Party and furnished to the Administrative Agent and the Lenders (other than financial projections concerning the Borrower and its Subsidiaries, all of which have been prepared in good faith based upon reasonable assumptions) were, at the time the same were so furnished, complete and correct in all material respects. No document furnished or written statement made to the Administrative Agent or the Lenders by any Credit Party in connection with the negotiation, preparation or execution of this Agreement or any of the Credit Documents contains or will contain any untrue statement of a fact material to the creditworthiness of any Credit Party or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading.

SECTION 3.12. No Default. No event has occurred or is continuing which constitutes a Default or an Event of Default.

SECTION 3.13. Margin Stock. No Credit Party is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used in the regulations of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock in violation of, or for any purpose which violates, the provisions of Regulation T, U or X of such Board of Governors.

SECTION 3.14. No Burdensome Restrictions. No Credit Party is a party to any agreement or instrument or subject to any restriction in its organizational documents that will have the effect of prohibiting or restraining, or will impose adverse conditions upon, any of the Transactions or the payment of dividends or the making of any loans, investments or transfers by any Subsidiary to or in the Borrower. No Credit Party is subject to any Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower does not presently anticipate that future expenditures of the Credit Parties needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

SECTION 3.15. Solvency. As of the Effective Date and after giving effect to each Borrowing made hereunder, the Borrower and its Subsidiaries, taken as a whole, will be Solvent.

SECTION 3.16. Debt and Permitted Investments. No Credit Party has any Debt other than Permitted Debt. No Credit Party has made any Investments other than Investments permitted under Section 6.04 of this Agreement.

SECTION 3.17. Fiscal Year. The Fiscal Year of each Credit Party begins on October 1 and ends on September 30 of the following calendar year.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of an Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Vinson & Elkins L.L.P., counsel for the Credit Parties, substantially in the form of Exhibit B, and covering such other matters relating to the Credit Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, as set forth in Exhibit D and all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in Section 4.02.

(e) The Administrative Agent shall have received evidence reasonably satisfactory to it that the Midstream Transactions shall have been consummated substantially concurrently with the Effective Date.

(f) The Administrative Agent shall have received the Consent and Amendment No. 2 to the Amended and Restated Credit Agreement (the “Inergy Credit Agreement Amendment”) executed by Inergy L.P., JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party to the Amended and Restated Credit Agreement dated February 2, 2011 (as previously amended, the “Inergy Credit Agreement”) among Inergy, L.P., the lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, which Inergy Credit Agreement Amendment shall provide the necessary lender consent for certain aspects of the Midstream Transactions and make related amendments to the Inergy Credit Agreement.

(g) The Administrative Agent shall have received evidence satisfactory to it that (i) certain existing Indebtedness of the Borrower shall have been fully repaid with the proceeds of the Midstream IPO (except to the extent being so repaid with the proceeds of the initial Revolving Loans) and any and all Liens thereunder shall have been terminated and released and (ii) the term loans under the Inergy Credit Agreement shall have been, or substantially concurrently with the Effective Date will be, fully repaid.

(h) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of the making of such Loan or the date of the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b) At the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

The making of each Loan and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) (i) as soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, audited Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and audited by Ernst & Young, LLP or other independent certified public accountants of national standing reasonably acceptable to the Administrative Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Consolidated Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Consolidated Subsidiaries not in accordance with GAAP (it being agreed that for purposes hereof, the filing of the Borrower’s appropriately completed Annual Report in Form 10-K will be sufficient in lieu of delivery of the Consolidated financial statements of the Borrower and its Consolidated Subsidiaries) and (ii) as soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, unaudited consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the close of such Fiscal Year and unaudited consolidating statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year, certified by a Financial Officer of the Borrower as having been prepared in accordance with GAAP;

(b) as soon as practicable and in any event within forty-five (45) days after the end of each of the first three fiscal quarters, unaudited Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP other than the absence of footnotes and subject to year-end audit and adjustments and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by a Financial Officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries as of their respective dates and the results of operations of the Borrower and its Consolidated Subsidiaries for the respective periods then ended other than the absence of footnotes and subject to year-end audit and adjustments (it being agreed that for purposes hereof, the filing of the Borrower’s appropriately completed Quarterly Report in Form 10-Q will be sufficient in lieu of delivery of the Consolidated financial statements of the Borrower and its Consolidated Subsidiaries);

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in the form of Exhibit E hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating (A) compliance with Sections 5.10 (solely in conjunction with the delivery of audited financial statements under clause (a) above and commencing with the audited financial statements for the Borrower’s Fiscal Year ending on or about September 30,

2011), 6.01, 6.03, 6.04, 6.06 and 6.12 and (B) the determination of the Applicable Rate and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(d) as soon as practicable, but in any event no later than November 30 of the applicable Fiscal Year, the Borrower shall submit to the Administrative Agent the Annual Budget for the then current Fiscal Year, approved by the board of directors (or analogous governing board) of the Borrower;

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent for distribution to each Lender prompt (but in no event later than ten (10) days after an officer of a Credit Party obtains knowledge thereof) written notice of the following:

(a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any of their respective properties, assets or businesses, which could reasonably be expected to have a Material Adverse Effect;

(b) any notice of any violation received by any Credit Party from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws or ERISA which, in any such case, could reasonably be expected to have a Material Adverse Effect;

(c) any labor controversy that has resulted in a strike or other work action against any Credit Party that could reasonably be expected to have a Material Adverse Effect;

(d) any dispositions of any Collateral or other assets or property of any Credit Party (other than (i) dispositions in the ordinary course of its business, (ii) sales of assets between Credit Parties and (iii) sales or dispositions of obsolete or worn-out equipment);

(e) any Default or Event of Default;

(f) any event which makes any of the representations set forth in Article III inaccurate in any respect; and

(g) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Other than as permitted by Section 6.03, the Borrower will, and will cause each of its Subsidiaries to, (i) carry on and conduct its principal business substantially as it is now being conducted, (ii) maintain in good standing its existence and its right to transact business in those states in which it is now or may after the Effective Date be doing business, and (iii) maintain all licenses, permits and registrations necessary to the conduct of its business, except where the failure to so maintain its right to transact business or to maintain such licenses, permits or registrations would not have a Material Adverse Effect.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, before they become delinquent, all taxes, assessments and other governmental charges imposed upon it, its properties, or any part thereof, or upon the income or profits therefrom and all claims for labor, materials or supplies which if unpaid might be or become a Lien or charge upon any of its property and other material obligations, except such items as it is in good faith appropriately contesting and as to which adequate reserves have been provided to the Administrative Agent’s satisfaction.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) (i) maintain, preserve and keep its properties and every part thereof in good repair, working order and condition (except for such properties as the Borrower in good faith determines are not useful in the conduct of its or its Subsidiaries’ business), (ii) from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained (ordinary wear and tear excepted), and (iii) maintain all leases of real or personal property in good standing, free of any defaults by the Credit Party that is party thereto, except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (b) keep insured at all times with financially sound and reputable insurers which are satisfactory to the Administrative Agent (i) all of its property of an insurable nature, including, without limitation, all real estate, equipment, fixtures and inventories, against fire and other casualties in such a manner and to the extent that like properties are usually insured by others owning properties of a similar character in a similar locality or as otherwise reasonably required by the Administrative Agent, with the proceeds of such casualty insurance payable to the Administrative Agent for the benefit of the Lenders, and (ii) against liability on account of damage to persons or property (including product liability insurance, pollution legal liability insurance and all insurance required under all applicable worker’s compensation laws) caused by it or its officers, members, employees, agents or contractors in such a manner and to the extent that like risks are usually insured by others conducting similar businesses in the places where it conducts its business or as otherwise required by the Administrative Agent; provided, however, that the Borrower may self-insure against casualty all of its property of an insurable nature, so long as (y) no Event of Default has occurred and is continuing under this Agreement, and (z) adequate reserves (as are customary in the case of self-insured entities of similarly situated companies engaged in the same or a similar line of business in accordance with GAAP) are maintained for such purpose. Notwithstanding the foregoing, in the event that any property of the Borrower or any of its Subsidiaries is not accepted by the applicable insurer for inclusion under the Borrower’s or the applicable Subsidiary’s pollution legal liability policy, the Borrower or such Subsidiary shall not be required to maintain pollution legal liability insurance coverage on such property provided that (i) the Borrower provides the Administrative Agent with notice of the rejection of such property by the insurer, and (ii) at the Administrative Agent’s option, such property shall not be included in the Collateral. The Borrower shall cause the insurers under all of its and its Subsidiaries’ insurance policies to (a) provide the Administrative Agent at least thirty (30) days prior written notice of the termination of any such policy before such termination shall be effective and (b) agree to such other matters in respect of any such casualty insurance as provided in the Administrative Agent’s loss payee endorsement. In addition, the Borrower will, upon request of the Administrative Agent at any time, furnish a written summary of the amount and type of insurance carried by the Borrower and its Subsidiaries, the names of the insurers and the policy numbers, and deliver to the Administrative Agent certificates with respect thereto.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to (i) maintain complete and accurate books and financial records in accordance with GAAP; (ii) during normal working hours permit the Administrative Agent and Persons designated by the

Administrative Agent to visit and inspect its properties and to conduct any environmental tests or audits thereon, to perform audits of its accounts receivable and inventory and to inspect its books and financial records (including its journals, orders, receipts and correspondence which relate to its accounts receivable and inventory), to make copies and to take extracts therefrom, and to discuss its affairs, finances and accounts receivable and operations with its members, officers, employees and agents and its independent public accountants at the expense of the Borrower; (iii) permit the Administrative Agent and Persons designated by the Administrative Agent to perform audits of such books and financial records at the expense of the Borrower when and as requested by the Administrative Agent.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable laws, rules and regulations, and all orders of any Governmental Authority, applicable to it or any of its property, business, operations or transactions (including ERISA and all Environmental Laws), except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect, and provide prompt written notice to the Administrative Agent following the receipt of any notice of any violation of any such laws, rules, regulations or orders from any Governmental Authority charged with enforcing the same where such violation could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The Borrower will, and will cause each of its Subsidiaries to, only use the proceeds of (a) the General Partnership Loans to (i) repay certain existing Indebtedness and fund a cash distribution to Inergy, L.P. for reimbursement of capital expenditures associated with assets of the Borrower (ii) finance Permitted Acquisitions, (iii) finance Capital Expenditures, (iv) finance the working capital needs of the Borrower and its Subsidiaries and (v) for any other general partnership purpose; and (b) the Working Capital Loans and the Swingline Loans to finance the working capital needs of the Borrower and its Subsidiaries. No proceeds of any Loans shall be used to acquire or carry any “margin stock” (as such term is defined or used in the regulations of the Board of Governors of the Federal Reserve System).

SECTION 5.09. Subsidiary Guaranty. As promptly as possible but in any event within thirty (30) days (or such later date as may agreed upon by the Administrative Agent) after any Person becomes a Subsidiary, other than an “Excluded Subsidiary,” or a Subsidiary ceases to be an “Excluded Subsidiary” (in each case under definition of that term), the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Subsidiary to deliver to the Administrative Agent the Subsidiary Guaranty pursuant to which such Subsidiary agrees to be bound by the terms and provisions of thereof, such Subsidiary Guaranty to be accompanied by appropriate authorizing resolutions, other Organic Documents and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

SECTION 5.10. Collateral.

(a) Subject to the limitations on property or assets acquired after the Effective Date set forth in Section 5.13, the Borrower will, and will cause each other Credit Party to, (i) cause all of its owned property (subject to the exceptions contained herein and in any Collateral Document and excluding the Excluded Assets) to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations to secure the Obligations in accordance with the terms and conditions of the Collateral Documents, subject in all cases to Permitted Liens. Without limiting the generality of the foregoing, the Borrower will cause the Applicable Pledge Percentage of the issued and outstanding Capital Stock (other than Excluded Assets) of each Pledge Subsidiary directly owned by the Borrower or any other Credit Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent to secure the Obligations in accordance with the terms and conditions of the Collateral Documents to the extent, and within such time period as is, reasonably required by the Administrative Agent. Notwithstanding the foregoing: (1) no Pledge

Agreement in respect of the Capital Stock of any Pledge Subsidiary shall be required hereunder to the extent such pledge thereunder would be prohibited by applicable law, or the Administrative Agent or its counsel reasonably determines that such pledge would not provide material credit support for the benefit of the Holders of Secured Obligations pursuant to legally valid, binding and enforceable Pledge Agreements; (2) no Mortgages shall be required hereunder to the extent such Mortgages are not readily obtainable under relevant applicable law or if the Administrative Agent or its counsel reasonably determines that such Mortgage would not provide material credit support for the benefit of the Holders of Secured Obligations pursuant to legally valid, binding and enforceable Mortgages; (3) no Mortgages are required to be delivered hereunder until February 20, 2012 or such later date as the Administrative Agent may agree in the exercise of its reasonable discretion (it being understood and agreed that the failure to deliver such Mortgages by the date ultimately required by the Administrative Agent shall constitute a Default under clause (d)(i) of Article VII hereof) with respect to the Fee Owned Real Property owned by the Credit Parties on the Effective Date; provided that the Borrower hereby agrees to use its best efforts to cause the delivery of such Mortgages as soon as reasonably practicable after the Effective Date; and (4) no Liens or Mortgages on any Fee Owned Real Property shall be required hereunder to the extent the Borrower is in compliance with the Mortgage Requirement.

(b) The Borrower will, and will cause each of its Subsidiaries to, keep all Collateral, other than inventory in transit, residential tanks and bulk storage tanks, at one or more of the locations set forth on Schedule 5.10 hereto and not remove any such Collateral therefrom except for, (i) inventory sold in the ordinary course of business; (ii) dispositions of obsolete or worn out equipment to the extent permitted under this Agreement and the other Credit Documents; and (iii) the storage of inventory or equipment at locations within the continental United States other than those described on Schedule 5.10 hereto; provided that (a) this Section 5.10 shall be deemed inapplicable during the continuation of the Collateral Release Event (as defined below) that has not been followed by the Collateral Regrant Event (as defined below) and (b) the Borrower shall take all actions necessary for the Administrative Agent’s Lien on such inventory and equipment to continue to be a perfected first priority Lien subject to no other Lien other than Permitted Liens. Notwithstanding the foregoing or anything else contained in this Agreement or any other Credit Document to the contrary, the parties hereto acknowledge and agree that in the event the Borrower receives, after the Effective Date, ratings for its senior unsecured long-term debt securities (without third-party credit enhancement) (the “Ratings”) that are investment grade from both S&P (at least BBB-) and Moody’s (at least Baa3) (the “Collateral Release Event”), the security interests and Liens described in clause (a) of this Section 5.10 and granted pursuant to the Collateral Documents will be released; provided that (i) if either such Rating subsequently falls below BB+ or Ba1 respectively, the Borrower and each other Credit Party will re-grant the security interests in the Collateral pursuant to comparable Collateral Documents (the “Collateral Regrant Event”) and no further Ratings-based collateral releases will be permissible and (ii) notwithstanding the foregoing clause (i), no re-granting of the security interests in and the Liens on the Collateral will be required if the Borrower receives Ratings of BBB (stable or better outlook) or higher from S&P and Baa2 (stable or better outlook) from Moody’s.

SECTION 5.11. Performance of Obligations; Further Assurances. If an Event of Default has occurred and is continuing, the Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent on behalf of the Lenders, if the Administrative Agent or the Required Lenders so elects in their sole discretion, to pay or perform any of the Borrower’s Obligations hereunder or under any other Credit Documents and to reimburse the Administrative Agent, on demand, or, if the Administrative Agent so elects, by the Administrative Agent making one or more Loans (as the Administrative Agent may elect) on the Borrower’s behalf and charging the accounts of any Credit Party held by the Administrative Agent accordingly, for all amounts expended by or on behalf of the Administrative Agent in connection therewith, and all costs and expenses incurred by or on behalf of the Administrative Agent in connection therewith. Subject to the limitations contained in Section 5.13, the Borrower further agrees to, and cause each of its Subsidiaries to, other than during the continuation of the Collateral Release Event that has not been followed by the Collateral Regrant Event, execute, deliver or perform, or cause to be executed, delivered or performed, all such Collateral Documents and other documents, agreements or acts (including, without limitation, as to any owned property subject to a Mortgage flood zone determinations and, as applicable, borrower notices and evidence of flood insurance), as the case may be, as the Administrative Agent may reasonably request from time to time to create, perfect, continue or otherwise assure the Administrative Agent with respect to any Lien on all assets of each Credit Party (subject to the limitations set forth in Section 5.10) or created or purported to be created by any of the Credit Documents or to otherwise create, evidence, assure or enhance the Administrative Agent’s and the Lender’s rights and remedies under, or as contemplated by, the Credit Documents or at law or in equity.

SECTION 5.12. Risk Management Policy. The Borrower will, and will cause each of its Subsidiaries to, comply, and require its Subsidiaries to comply, with (i) the retail and wholesale inventory distribution and trading procedures, (ii) the dollar and volume limits, and (iii) all other material provisions of the Risk Management Policy.

SECTION 5.13. Acquisition of Property and Assets. At all times following the Effective Date and (i) during the continuation of a Collateral Release Event that has not been followed by the Collateral Regrant Event and (ii) following the occurrence of the Collateral Regrant Event, if any assets or properties are acquired by any Credit Party, and, after giving effect to such acquisition, the Borrower shall not be in compliance with Section 5.10 then, the Borrower and the Subsidiary Guarantors, as applicable, shall (within 90 days (or such later date as is agreed to by the Administrative Agent) after the consummation of such acquisition) execute and deliver, or cause to be executed and delivered, to the Administrative Agent at the Borrower’s reasonable expense, such documents (including, without limitation, Collateral Documents, UCC financing statements, fixture filings and opinions of counsel) and other assurances as the Administrative Agent may request in order to create and perfect Liens in such assets and properties in favor of the Administrative Agent, subject to no other Liens other than Permitted Liens as are necessary for the Borrower to be in compliance with Section 5.10.

SECTION 5.14. ERISA. The Borrower will, and will cause each of its Subsidiaries to, (i) notify the Administrative Agent promptly of the establishment or joinder of any Plan, except that prior to the establishment of any “welfare benefit plan” (as defined in Section 3(1) of ERISA) covering any employee of any Credit Party or ERISA Affiliate for any period after such employee’s termination of employment other than such period required by the Consolidated Omnibus Budget Reconciliation Act of l986 or “defined benefit plan” (as defined in Section 3(35) of ERISA) or joinder of, or contribution to, any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), it will obtain the Administrative Agent’s prior written approval of such establishment; (ii) at all times make prompt payments or contributions to meet the minimum funding standards of Section 412 of the Code, with respect to each Plan; (iii) promptly after the filing thereof, furnish to the Administrative Agent a copy of any report required to be filed pursuant to Section 103 of ERISA in connection with each Plan for each plan year, including but not limited to the Schedule B attached thereto, if applicable; (iv) notify the Administrative Agent promptly of any “reportable event” (as defined in Section 4043 of ERISA) or any circumstances arising in connection with any Plan that might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, the initiation of any audit or inquiry by the Internal Revenue Service or the Department of Labor of any Plan or transaction(s) involving or related to any Plan, or any “prohibited transaction” as defined in Section 406 of ERISA or Section 4975(c) of the Internal Revenue Code of 1986, as amended; (v) notify the Administrative Agent prior to any action that could result in the assertion of liability under Subtitle E of Title IV of ERISA caused by the complete or partial withdrawal from any multiemployer plan or the termination of any defined benefit plan sponsored by a Credit Party or any ERISA Affiliate, if such assertion of liability could reasonably be expected to have a Material Adverse Effect; and (vi) promptly furnish such additional information concerning any Plan as the Administrative Agent may from time to time reasonably request.

SECTION 5.15. Environmental Reports. If an Event of Default caused by reason of a breach of Section 5.07 (as such Section relates to Environmental Laws) shall have occurred and be continuing, at the request of the Required Lenders through the Administrative Agent, the Borrower will, and will cause each of its Subsidiaries to, provide to the Lenders within forty-five (45) days after such request, at the expense of the Borrower, an environmental site assessment report for the properties which are the subject of such Event of Default prepared by an environmental consulting firm acceptable to the Administrative Agent and consented to by the Borrower (which consent shall not be unreasonably withheld or delayed), indicating the presence or absence of hazardous materials and the estimated cost of any compliance or remedial action in connection with such properties.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Debt. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Debt, except Permitted Debt.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Permitted Liens.

SECTION 6.03. Mergers; Sales of Assets; Sale-Leasebacks and other Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, (i) merge or consolidate with or otherwise acquire, or be acquired by, any other Person; provided that (a) the Borrower may consummate Permitted Acquisitions, (b) any Credit Party may merge or consolidate with or acquire or be acquired by another Credit Party provided that any such transaction involving the Borrower shall result in the Borrower as the surviving entity and (c) any Subsidiary that is not Credit Party may (1) merge or consolidate with or acquire or be acquired by another Subsidiary that is not a Credit Party and (2) merge or consolidate with or acquire or be acquired by a Credit Party provided that any such transaction shall result in such Credit Party as the surviving entity; and (ii) sell, lease or otherwise transfer all or any part of its assets other than, (a) the sale of inventory in the ordinary course of such Person’s business, (b) the disposition of obsolete or worn out equipment, (c) for so long as there exists no Event of Default, the sale of motor vehicles in the ordinary course of such Person’s business, (d) sales of assets between Credit Parties, sales of assets between Subsidiaries that are not Credit Parties and sales of assets (for fair value) from Subsidiaries that are not Credit Parties to Credit Parties, or (e) the sale of other assets not in the ordinary course of business in an amount not to exceed $50,000,000 in any Fiscal Year.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any lender or investor or to which such lender or investor is a party, providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or any of its Subsidiaries to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Borrower or any of its Subsidiaries, except for such transactions which, together with all other such transactions entered into by the Borrower and its Subsidiaries, involve real and personal property having a fair market value not exceeding $10,000,000 in the aggregate. Notwithstanding anything to the contrary in this Section 6.03, Borrower and its Subsidiaries may enter into any sale, lease or other transfer of assets in connection with the Borrower’s or any Subsidiary’s participation in any “Payment in Lieu of Tax Program” or any other similar program as Borrower may, in its discretion, decide to participate in (each such program, a “PILOT Program”). As of the Effective Date, all such PILOT Programs in which the Borrower or any of its Subsidiary’s participate in are listed on Schedule 6.03.

(c) The Borrower will not, and will not permit any of its Subsidiaries to, create any Subsidiary or manufacture any goods, render any services or otherwise enter into any business which is not substantially similar to that existing on the Effective Date; provided, however, that the Borrower or any of its Subsidiaries may engage in, or create one or more Controlled Subsidiaries to engage in, Midstream Business.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to:

(a) subject to clause (b) below, make or permit to exist any loans or advances to or any other investment in any Person (including any equity holders of the Borrower or of any of its Affiliates), except (1) investments in (i) interest-bearing United States Government obligations, (ii) certificates of deposit issued by or time deposits with any commercial bank organized and existing under the laws of the United States or any state thereof having capital and surplus of not less than $25,000,000, (iii) prime commercial paper rated AAA by S&P or Prime P-1 by Moody’s and (iv) agreements involving the sale and guaranteed repurchase of United States Government securities, (2) investments in securities of trade creditors or customers in the ordinary course of business and consistent with the Borrower’s or such Subsidiaries’ past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, (3) loans and advances to directors, employees and officers of the Borrower and the Subsidiaries for bona fide business purposes, in aggregate amount not to exceed $1,000,000 at any time outstanding, (4) investments made after the Effective Date in Excluded Subsidiaries in an aggregate amount not to exceed $100,000,000, (5) investments in the Borrower, (6) the Borrower and the Subsidiaries may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) endorse negotiable instruments held for collection in the ordinary course of business and (iii) make lease, utility and other similar deposits in the ordinary course of business, (7) investments in a Subsidiary, provided that (i) such Subsidiary is a wholly owned Subsidiary (directly or indirectly) of the Borrower; (ii) such Subsidiary guarantees the Obligations under the Credit Agreement and the other Credit Documents pursuant to the Subsidiary Guaranty, (iii) such Subsidiary grants to the Administrative Agent for the benefit of the Lenders a first priority security interest in all assets and properties of such Subsidiary (subject only to Permitted Liens and the limitations described in Section 5.13) in accordance with Section 5.13 pursuant to the Pledge and Security Agreement and, in the case of Fee Owned Real Property owned by such Subsidiary, a Mortgage, and (iv) the Capital Stock of such Subsidiary is pledged to the Administrative Agent for the benefit of the Holders of Secured Obligations pursuant to the Pledge and Security Agreement, (8) Guaranties permitted under Section 6.01, (9) Permitted Acquisitions and (10) other investments in an aggregate amount not to exceed $20,000,000 in any Fiscal Year. All instruments and documents evidencing such investments shall be pledged to the Administrative Agent promptly after the relevant Person’s receipt thereof, shall be security for the Obligations, and shall be Collateral hereunder; and

(b) acquire any assets or property of any other Person (other than a Credit Party) other than (i) pursuant to a Permitted Acquisition or for an aggregate purchase price not exceeding $25,000,000, (ii) in the ordinary course of business consistent with past practices and (iii) as part of a Capital Expenditure.

SECTION 6.05. Hedging Agreements; Put Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure regardless of maturity (other than those in respect of Capital Stock of the Borrower or any of its Subsidiaries), and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary. Furthermore, the Borrower will not, and will not permit any of its Subsidiaries to, enter into any put agreement or similar agreement with any other Person granting such Person put rights or similar arrangements with respect to the Capital Stock of the Borrower or its Subsidiaries (other than in connection with compensation arrangements with directors, officers or employees of the Borrower or any Subsidiary).

SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries (other than JV Subsidiaries) to, declare or pay any cash dividends on or make any other cash distributions in respect of any membership interests or other equity interests (other than in connection with compensation arrangements with directors, officers or employees of the Borrower or any Subsidiary) or redeem or otherwise acquire for cash any such membership or other equity interests without in each instance obtaining the prior written consent of the Required Lenders; provided, however, that (i) any Credit Party which is a Subsidiary of the Borrower may pay regularly scheduled dividends or make other distributions to any other Credit Party and (ii) if no Default or Event of Default exists or would result therefrom, the Borrower may pay cash distributions, free of any Lien, to its unitholders in an aggregate amount not to exceed Available Cash.

SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to any transaction or arrangement, including without limitation, the purchase, sale or exchange of property of any kind or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Person’s business and upon fair and reasonable terms substantially as favorable to such Person as those which would be obtained in a comparable arms-length transaction with a non-Affiliate except that the following shall be permitted: (1) investments permitted by Sections 6.04(a)(3)-(7), (2) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, (3) the existence of, and the performance by any Credit Party of its obligations under the terms of, any limited liability company, limited partnership or other Organic Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Effective Date, and which has been disclosed to the Lenders as in effect on the Effective Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by any Credit Party of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Effective Date shall only be permitted by this Section 6.07 to the extent not more adverse to the interest of the Lenders in any material respect than the provisions of any of such documents and agreements as in effect on the Effective Date, (4) transactions between and among the Credit Parties and (5) the affiliate transactions entered into or consummated by the Borrower to the extent constituting the Midstream Transactions. The foregoing shall not prohibit the creation of, or an arrangement with, a Subsidiary or other Affiliate in connection with a Permitted Acquisition or other acquisition of assets and properties pursuant to the terms and conditions of this Agreement, provided, that the structure of any such proposed transaction is disclosed to the Administrative Agent and is acceptable to the Administrative Agent in its reasonable discretion.

SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to grant in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations any Lien upon any of its property or assets (other than Excluded Assets), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower or any Subsidiary or to Guaranty indebtedness (other than any requirements for Subsidiary Guarantors to provide Guarantees in respect of Permitted Junior Debt) of the Borrower or any Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Credit Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date and identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vi) the foregoing shall not apply to customary restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of, or the activities of, such joint venture, partnership or other joint ownership entity, or any of such entity’s subsidiaries, if such customary restrictions are not applicable to the property or assets of any other entity.

SECTION 6.09. Changes in Accounting Principles; Fiscal Year. The Borrower will not, and will not permit any of its Subsidiaries to, make any change in its principles or methods of accounting as currently in effect, except such changes that may be allowed by GAAP, nor, without first obtaining the Administrative Agent’s written consent, change its Fiscal Year.

SECTION 6.10. Lease Obligations. The Borrower will not, and will not permit any of its Subsidiaries to, permit the aggregate obligations that are due and payable during any Fiscal Year under leases or agreements to lease (other than obligations under Capital Leases) to exceed $50,000,000.

SECTION 6.11. Amendments to Organic Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend or otherwise modify their respective Organic Documents in any manner that would materially and adversely affect the Administrative Agent or the Lenders without the prior written consent of the Administrative Agent and the Required Lenders, except for amendments or other modifications that modify administrative provisions or amendments that reflect the issuance, redemption or transfer of Capital Stock to the extent permitted by and in accordance with this Agreement and the other Credit Documents.

SECTION 6.12. Financial Covenants.

(a) Maximum Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio, determined as of the end of each of its fiscal quarters ending after the Effective Date for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter, to be greater than 5.0 to 1.0.

(b) Minimum Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio, determined as of the end of each of its fiscal quarters ending after the Effective Date for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter, to be less than 2.50 to 1.0.

SECTION 6.13. Permitted Junior Debt and Amendments to Permitted Junior Debt Documents. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Permitted Junior Debt or any Debt from time to time outstanding under the Permitted Junior Debt Documents other than with proceeds of any offering of Capital Stock or other Permitted Junior Debt. Furthermore, the Borrower will not, and will not permit any Subsidiary to, amend the Permitted Junior Debt Documents or any document, agreement or instrument evidencing any Debt incurred pursuant to the Permitted Junior Debt Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Debt is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:

(a) increases the overall principal amount of any such Debt or increases the amount of any single scheduled installment of principal or interest;

(b) shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

(c) shortens the final maturity date of such Debt or otherwise accelerates the amortization schedule with respect to such Debt;

(d) amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Borrower or any Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Borrower or such Subsidiary or which is otherwise materially adverse to the Borrower, any Subsidiary and/or the Lenders or, in the case of any such covenant, which places material additional restrictions on the Borrower or such Subsidiary or which requires the Borrower or such Subsidiary to comply with more restrictive financial ratios or which requires the Borrower to better its financial performance, in each case from that set forth in the existing applicable covenants in the Permitted Junior Debt Documents or the applicable covenants in this Agreement; or

(e) amends, modifies or adds any affirmative covenant in a manner which (i) when taken as a whole, is materially adverse to the Borrower, any Subsidiary and/or the Lenders or (ii) is more onerous than the existing applicable covenant in the Permitted Junior Debt Documents or the applicable covenant in this Agreement;

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Credit Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Credit Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) (i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.08, 5.09 or 5.10 or in Article VI (other than Sections 6.07, 6.09, 6.10 and 6.11) or (ii) any of the Credit Documents shall cease in any material respect to be in full force and effect or shall be declared to be null and void in whole or in a material part by the final judgment of a court or other Governmental Authorities having jurisdiction or the validity or enforceability thereof shall be contested by, or on behalf of, any Credit Party; or any Credit Party shall renounce any of the same or deny that it has any or further liability under any Credit Document to which it is a party; or any security interest purported to be created by any Credit Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid, perfected, first priority (except as expressly otherwise provided in this Agreement or such Credit Document) security interest in the Collateral covered thereby;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any Credit Party shall be in breach of any of the terms or provisions of any other Credit Document (beyond the applicable grace period with respect thereto, if any), and such failure or breach shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) an officer of the Borrower becomes aware of any such failure or breach;

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Debt (other than Material Debt under Hedging Agreements) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or any default occurs under any Hedging Agreement that constitutes Material Debt which default could enable the other counterparty to terminate the Hedging Agreement; provided that this clause (g) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by insurance) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur.

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations (other than any Obligations not then due and payable under any Banking Services Agreements) accrued hereunder and under the other Credit Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations (other than any Obligations not then due and payable under any Banking Services Agreements) accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and on behalf of the Holders of Secured Obligations and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the perfection or priority of any of the Liens on any of the Collateral.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more subagents appointed by the Administrative Agent. The Administrative Agent and any such subagent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such subagent and to the Related Parties of the Administrative Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Administrative Agent; provided, that if an Event of Default has occurred and is continuing, no consent of the Borrower shall be required. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

None of the Joint Lead Arrangers or the Joint Bookrunners listed on the cover page to this Agreement and none of the Lenders, if any, identified in this Agreement as a Co-Syndication Agent or a Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of the Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of such Joint Lead Arrangers, Joint Bookrunners or Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their capacity as Co-Syndication Agents or Documentation Agents as it makes with respect to the Administrative Agent in the preceding paragraph.

Except with respect to the exercise of setoff rights of any Lender, including each Issuing Bank, in accordance with Section 9.08, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or with respect to any Credit Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Credit Documents, with the consent of the Administrative Agent.

The Lenders, including each Issuing Bank, are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan or any Letter of Credit after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Administrative Agent is a “representative” of the Holders of Secured Obligations within the meaning of the term “secured party” as defined in the New York Uniform

Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Holder of Secured Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any Credit Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Holders of Secured Obligations. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than contingent indemnity obligations and Obligations in respect of Hedging Agreements and Banking Services Agreements not yet due and payable) at any time arising under or in respect of this Agreement or the Credit Documents or the Transactions; (ii) as permitted by, but only in accordance with, the terms of the applicable Credit Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Credit Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Two Brush Creek Blvd., Suite 200, Kansas City, Missouri 64112, Attention of Brooks Sherman, Chief Financial Officer (Telecopy No. (816) 531-3685);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, Chicago, Illinois 60603, Attention of Sabana Johnson (Telecopy No. (312) 385-7096), with copies to JPMorgan Chase Bank, N.A., 10 South Dearborn, Chicago, Illinois 60603, Attention of Kenneth J. Fatur (Telecopy No. (312) 732-1762);

(iii) if to any Issuing Bank, to it at the address most recently specified by it in a notice delivered to the Administrative Agent and the Borrower;

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, Chicago, Illinois 60603, Attention of Sabana Johnson (Telecopy No. (312) 385-7096); and

(v) if to any other Lender, to it at its address (or telecopy number or e-mail address) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) other than pursuant to a transaction permitted by the terms of this

Agreement or any other Credit Document, release all or substantially all of the Subsidiary Guarantors or release all or substantially all of the Collateral which is subject to the Credit Documents (other than pursuant to the Collateral Release Event), without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding the foregoing (including without limitation clause (v) of this Section 9.02(b)), this Agreement and any other Credit Document may be amended (or amended and restated) with the written consent of the Required Lenders, Lenders providing one or more additional credit facilities, the Administrative Agent, the Borrower and each other relevant Credit Party (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Incremental Credits”) to share ratably in the benefits of this Agreement and the other Credit Documents with the Revolving Loans and other extensions of credit hereunder and the accrued interest and fees in respect thereof, (y) to include reasonably appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (z) to make such other technical amendments as are reasonably deemed appropriate by the Administrative Agent and the Borrower in connection with the foregoing.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the Transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, and each Revolving Lender severally agrees to pay to such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Credit Document, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) All amounts due under this Section shall be payable not later than 15 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b) (ii) below, any Lender may assign to one or more assignees (other than the Borrower and its Affiliates) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the executed Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and shall agree to be bound by Section 9.12 hereof; and

(E) no assignment shall be made to (x) the Borrower or any of its Subsidiaries or Affiliates or (y) a natural person.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b) (iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (b)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, but giving effect to federal laws applicable to national banks.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities evidenced by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities evidenced by this Agreement, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.14. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders and their Affiliates are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INERGY MIDSTREAM, L.P., as the Borrower

By:	NRGM GP, LLC,
its managing general partner

By:	/s/ R. Brooks Sherman
Name:	R. Brooks Sherman
Title:	Executive Vice President, Chief Financial Officer

Signature Page to Credit Agreement

Inergy Midstream, L.P.

JPMORGAN CHASE BANK, N.A., as Administrative Agent and individually as a Lender

By:	/s/ Kenneth J. Fatur
Name:	Kenneth J. Fatur
Title:	Managing Director

SUNTRUST BANK, N.A., as a Co-Syndication Agent and individually as a Lender

By:	/s/ Scott A. Mackey
Name:	Scott A. Mackey
Title:	Director

WELLS FARGO BANK, N.A., as a Co-Syndication Agent and individually as a Lender

By:	/s/ Tom K. Martin
Name:	Tom K. Martin
Title:	Director

BANK OF AMERICA, N.A., as Documentation Agent and individually as a Lender

By:	/s/ Mike Ouellet
Name:	Mike Ouellet
Title:	Director

BARCLAYS BANK PLC, as a Lender

By:	/s/ Michael J. Mozer
Name:	Michael J. Mozer
Title:	Vice President

CREDIT SUISSE AG, CAYMAN ISLAND BRANCH, as a Lender

Signature Page to Credit Agreement

Inergy Midstream, L.P.

By:	/s/ Mikhail Faybusovich
Name:	Mikhail Faybusovich
Title:	Director

By:	/s/ Vipul Dhadda
Name:	Vipul Dhadda
Title:	Associate

MORGAN STANLEY BANK N.A., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

CITIBANK N.A., as a Lender

By:	/s/ Todd Mogil
Name:	Todd Mogil
Title:	Vice President

COMERICA BANK, as a Lender

By:	/s/ Justin Crawford
Name:	Justin Crawford
Title:	Vice President

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Jason York
Name:	Jason York
Title:	Authorized Signatory

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

Signature Page to Credit Agreement

Inergy Midstream, L.P.

By:	/s/ Andrew Oram
Name:	Andrew Oram
Title:	Managing Director

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Todd Vaubel
Name:	Todd Vaubel
Title:	Authorized Signatory

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Steven Erickson
Name:	Steven Erickson
Title:	Vice President

REGIONS BANK, as a Lender

By:	/s/ David Valentine
Name:	David Valentine
Title:	Vice President

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Steve Whitcomb
Name:	Steve Whitcomb
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jessica L. Fabrizi
Name:	Jessica L. Fabrizi
Title:	Assistant Vice President

Signature Page to Credit Agreement

Inergy Midstream, L.P.

ENTERPRISE BANK & TRUST, as a Lender

By:	/s/ Linda Hanson
Name:	Linda Hanson
Title:	Kansas City Regional President

Signature Page to Credit Agreement

Inergy Midstream, L.P.

SCHEDULE 2.01

COMMITMENTS

LENDER	GENERAL PARTNERSHIP COMMITMENT	WORKING CAPITAL COMMITMENT	AGGREGATE REVOLVING COMMITMENT
JPMORGAN CHASE BANK, N.A.	$35,000,000	$0	$35,000,000
SUNTRUST BANK	$32,500,000	$0	$32,500,000
WELLS FARGO BANK, N.A.	$32,500,000	$0	$32,500,000
BANK OF AMERICA, N.A.	$32,500,000	$0	$32,500,000
BARCLAYS BANK PLC	$32,500,000	$0	$32,500,000
CREDIT SUISSE, CAYMAN ISLANDS BRANCH	$32,500,000	$0	$32,500,000
MORGAN STANLEY BANK, N.A.	$32,500,000	$0	$32,500,000
CITIBANK, N.A.	$30,000,000	$0	$30,000,000
COMERICA BANK	$30,000,000	$0	$30,000,000
ROYAL BANK OF CANADA	$30,000,000	$0	$30,000,000
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	$30,000,000	$0	$30,000,000
THE ROYAL BANK OF SCOTLAND PLC	$30,000,000	$0	$30,000,000
BMO HARRIS BANK N.A.	$27,500,000	$0	$27,500,000
REGIONS BANK	$27,500,000	$0	$27,500,000
BRANCH BANKING & TRUST COMPANY	$25,000,000	$0	$25,000,000
PNC BANK, NATIONAL ASSOCIATION	$25,000,000	$0	$25,000,000
ENTERPRISE BANK & TRUST	$15,000,000	$0	$15,000,000

TOTAL	$500,000,000	$0	$500,000,000

SCHEDULE 2.06

EXISTING LETTERS OF CREDIT

Account Party	LC #	Issued	Exp. Date	Face Amount	Issuing Bank
Central New York Oil and Gas Company, L.L.C.	s-887102	11/16/2010	10/1/2012	$440,000	JPMorgan Chase Bank, N.A.
Finger Lakes LPG Storage, LLC	s-850565	6/7/2010	6/2/2012	$40,000	JPMorgan Chase Bank, N.A.
Inergy Midstream, L.P.	s-229731	2/21/2006	11/3/2012	$25,000	JPMorgan Chase Bank, N.A.
Inergy Midstream, L.P.	s-254077	4/13/2006	1/10/2013	$33,764	JPMorgan Chase Bank, N.A.
Inergy Midstream, L.P.	s-254076	4/13/2006	1/10/2013	$33,764	JPMorgan Chase Bank, N.A.
Inergy Midstream, L.P.	s-282658	9/15/2006	1/10/2013	$35,000	JPMorgan Chase Bank, N.A.
Inergy Midstream, L.P.	s-313297	1/25/2008	11/3/2012	$40,000	JPMorgan Chase Bank, N.A.
Inergy Midstream, L.P.	s-647509	8/11/2005	3/8/2012	$3,130,830	JPMorgan Chase Bank, N.A.
Inergy Midstream, L.P.	s-724134	4/17/2009	4/16/2012	$59,830	JPMorgan Chase Bank, N.A.
Inergy Midstream, L.P.	s-729100	9/10/2009	9/10/2012	$40,000	JPMorgan Chase Bank, N.A.
Steuben Gas Storage Company	s-863995	8/16/2010	8/16/2012	$25,000	JPMorgan Chase Bank, N.A.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender] 1]

3.	Borrower:	Inergy Midstream, L.P.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of December 21, 2011 among Inergy Midstream, L.P., the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

[1]	Select as applicable.

1

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:              , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Title:

[Consented to:][3]

INERGY MIDSTREAM, L.P.

By:
Title:

[3]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

3

ANNEX 1

[                     ]4

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[4]	Describe Credit Agreement at option of Administrative Agent.

1

EXHIBIT B

OPINION OF COUNSEL FOR THE BORROWER

[Attached]

1

EXHIBIT C

[Intentionally Omitted]

2

EXHIBIT D

LIST OF CLOSING DOCUMENTS

$500,000,000

SECURED CREDIT FACILITY

INERGY MIDSTREAM, L.P.

December 21, 2011

LIST OF CLOSING DOCUMENTS5

A.        CREDIT DOCUMENTS

1.	Credit Agreement (the “Credit Agreement”) by and among Inergy Midstream, L.P., a Delaware limited partnership (the “Borrower”), the institutions from time to time parties thereto as Lenders (the “Lenders”), and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for itself and the other Lenders (the “Administrative Agent”).

SCHEDULES:

Schedule 2.01 – Commitments
Schedule 2.06 – Existing Letters of Credit
Schedule 3.01 – Subsidiaries
Schedule 3.05 – Properties
Schedule 5.10 – Location of Collateral
Schedule 6.01 – Existing Debt
Schedule 6.02 – Permitted Liens
Schedule 6.03 – PILOT Programs
Schedule 6.08 – Restrictive Agreements

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Opinion of Borrower’s Counsel
Exhibit C – [Intentionally Omitted]
Exhibit D – List of Closing Documents
Exhibit E – Form of Compliance Certificate
Exhibit F – Form of Increasing Lender Supplement
Exhibit G – Form of Augmenting Lender Supplement

2.	Promissory notes executed by the Borrower in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(e) of the Credit Agreement.

[5]

Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreements. Items appearing in bold and italics shall be prepared and/or provided by the Borrower and/or Borrower’s counsel.

3

3.	Guaranty made by each Subsidiary Guarantor (each such Subsidiary and the Borrower, herein being the “Credit Parties”) in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations.

4.	Pledge and Security Agreement executed by each Credit Party evidencing its grant of a security interest in substantially all of its respective personal property in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations, together with the appropriate stock certificates and stock powers executed in blank.

Exhibit A	—	Place of Business, Chief Executive Office and Mailing Address; Locations of Real Property, Inventory, Equipment and Fixtures
Exhibit B	—	Aircraft, Ships, Railcars and other Vehicles; Patents, Copyrights and Trademarks
Exhibit C	—	Street Address of Property on which Fixtures are Located
Exhibit D	—	List of Pledged Securities
Exhibit E	—	Offices in which Financing Statements have been Filed
Exhibit F	—	Commercial Tort Claims
Exhibit G	—	[Intentionally Omitted]
Exhibit H	—	Former Names of Grantors

B.        CORPORATE DOCUMENTS

5.	Certificate of the Secretary or an Assistant Secretary of each Credit Party certifying (i) that there have been no changes in the Articles or Certificate of Incorporation, Certificate of Formation or other charter document of such Credit Party, as attached thereto and as certified as of a recent date by the secretary of state (or the equivalent thereof) of its jurisdiction of organization, if applicable, since the date of the certification thereof by such secretary of state (or equivalent thereof), if applicable, (ii) the By-Laws, Operating Agreement, or other applicable organizational document, as attached thereto, of such Credit Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors, Board of Managers, or other governing body of such Credit Party authorizing the execution, delivery and performance of each Credit Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of such Credit Party authorized to sign the Credit Documents to which it is a party, and, in the case of the each of the Borrower, authorized to request borrowings under the Credit Agreements.

6.	Good Standing Certificates (or the equivalent thereof) for each Credit Party from its respective jurisdiction of organization.

C.        UCC DOCUMENTATION

7.	UCC, tax and judgment lien search reports naming each Credit Party from the appropriate offices in the relevant jurisdictions.

8.	UCC financing statements naming each Credit Party as debtor and the Administrative Agent as secured party as filed with the appropriate offices in the relevant jurisdictions.

4

D.        THIRD PARTY AND MISCELLANEOUS COLLATERAL DOCUMENTS

9.	Certificates of Insurance listing the Administrative Agent as (x) lender loss payee (standard mortgagee form) for the property and casualty insurance policies of the Credit Parties, together with a long-form loss payable endorsement, and (y) additional insured with respect to the liability insurance of the Credit Parties, together with a long-form loss payable endorsement.

E.        OPINION LETTER

10.	Opinion letter of Vinson & Elkins LLP, counsel to the Credit Parties, addressed to the Administrative Agent and the Lenders.

F.        CLOSING CERTIFICATES AND MISCELLANEOUS

11.	Certificate signed by the President, a Vice President or a Financial Officer of the Borrower, stating that on the date of the initial Borrowing or issuance of a Letter of Credit under the Credit Agreements (a) no Default has occurred and is continuing and (b) all of the representations and warranties in Article III of each Credit Agreement shall be true and correct in all material respects as of such date except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

12.	Consent and Amendment No. 2 to Credit Agreement executed by Inergy, L.P., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

5

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

To:	The Administrative Agent, the Issuing Banks and the Lenders under the Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of December 21, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Inergy Midstream, L.P. (the “Borrower”), JPMorgan Chase Bank, N.A. (the “Administrative Agent”) and certain financial institutions from time to time party thereto (collectively, the “Lenders”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                      of the Borrower;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period ending on              , 20     and covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default under the Credit Agreement during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate [, except as set forth below];

[Described below are the exceptions to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:]

4. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any change in GAAP or in the application thereof that has occurred since [September 30, 2011] [, except as set forth below];

[Described below are the exceptions to paragraph 4 by listing each change in GAAP and the effect of such change on the financial accompanying financial statements:]

5. All of the representations and warranties set forth in Article III of the Credit Agreement are true and correct as of the date hereof except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date;

6. Schedule I attached hereto sets forth financial data and computations used in determining whether the Borrower is in compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct;

7. Schedule II attached hereto sets forth any new applications to register patentable inventions, trademarks and copyrights filed by the Borrower or any Subsidiary which have not been previously disclosed to the Administrative Agent;

8. Schedule III attached hereto sets forth descriptions of any new commercial tort claims belonging to the Borrower or any Subsidiary, which have not been previously disclosed to the Administrative Agent;

9. Schedule IV attached hereto updates part 1 of Schedule 3.05 to the Credit Agreement and sets forth the street addresses of any new real property owned or leased by the Borrower or any Subsidiary, which have not been previously disclosed to the Administrative Agent;

11. Schedule V attached hereto sets forth the street addresses of any new locations of Collateral, which have not been previously disclosed to the Administrative Agent;

12. Schedule VI attached hereto updates Schedule 3.01 to the Credit Agreement and sets forth the name and jurisdiction of formation, the jurisdiction in which the Borrower and each Subsidiary of the Borrower is organized and qualified to do business, whether a Subsidiary is an Excluded Subsidiary, whether a Subsidiary’s Capital Stock constitutes Excluded Assets, the classes series and par value, as applicable, of the Capital Stock of the Borrower and each Subsidiary, and the owners of the Borrower’s and each Subsidiary’s Capital Stock, including the percentage of such Capital Stock owned by each such owner, all of which have not been previously disclosed to the Administrative Agent; and

13. Schedule VII attached hereto updates Schedule 6.03 to the Credit Agreement and sets forth any new PILOT Programs, which have not been previously disclosed to the Administrative Agent.

[remainder of page intentionally blank]

The foregoing certifications, together with the information set forth in the schedules hereto and the documents delivered in connection with this Compliance Certificate in support hereof are made and delivered this     day of         , 20    .

INERGY MIDSTREAM, L.P., as the Borrower

By: NRGM GP, LLC,
its managing general partner

By
Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of             ,         (the “Compliance Date”) with

Sections 5.10, 6.01, 6.03, 6.04, 6.06 and 6.12 of the Credit Agreement

I.	FINANCIAL COVENANTS (Section 6.12 of the Credit Agreement).

A.	TOTAL LEVERAGE RATIO (Section 6.12(a) of the Credit Agreement).

(1)	Total Funded Debt (other than Debt described in clause (i) of the definition of Debt set forth in the Credit Agreement) as of the Compliance Date:			$

(2)	Consolidated EBITDA for the four fiscal quarters most recently ended:

	(a)	net income for such period:		$

	(b)	amounts deducted in the computation thereof for (i) interest expense, (ii) federal, state and local income taxes and (iii) depreciation and amortization:	+	$

	(c)	gains or losses from the sale of assets in the ordinary course of business:	+/-	$

	(d)	extraordinary non-cash gains or losses for such period:	+/	$

	(e)	[pro forma adjustments related to Permitted Acquisitions]:	+	$

	(f)	[amount of any Material Project Consolidated EBITDA Adjustments]:	+	$

	(g)	[amount of any New Project EBITDA Adjustments]:	+	$

	(h)	Consolidated EBITDA (Sum of Line A(2)(a) through Line A(2)(g)):	=	$

(3)	Total Leverage Ratio (Ratio of Line A(1) to Line A(2)(h)):			to 1.00

(4)	Maximum Total Leverage Ratio for any fiscal quarter:			5.00 to 1.00

B.	MINIMUM INTEREST COVERAGE RATIO (Section 6.12(c) of the Credit Agreement).

(1)	Consolidated EBITDA as of the Compliance Date (Line (A)(2)(h)):			$

(2)	Consolidated Interest Expense for the four fiscal quarters most recently ended:

	(a)	all interest in respect of Debt accrued during such period (whether or not actually paid during such period):		$

	(b)	the net amount payable (or minus the net amount receivable) under interest rate Hedging Agreements accrued during such period (whether or not actually paid or received during such period):	+/-	$

	(c)	[pro forma adjustments related to Permitted Acquisitions]:	+	$

	(d)	Total:		$

(3)	Interest Coverage (Ratio of Line (B)(1) to Line (B)(2)(d))			to 1.00

(4)	Minimum Interest Coverage Ratio for any fiscal quarter			2.50 to 1.00

II.	OTHER MISCELLANEOUS PROVISIONS.

A.	DEBT (Section 6.01 of the Credit Agreement). As of the Compliance Date, aggregate outstanding principal balance of all Debt (with respect to the Credit Parties ) not otherwise permitted by clauses (1) through (8) and (10) of the definition of Permitted Debt (Maximum: $ 50,000,000):

$

B.	MERGERS; SALES OF ASSETS, ETC. (Section 6.03 of the Credit Agreement). Aggregate consideration received in connection with the sale of assets not in the ordinary course of business (excluding transactions permitted by clauses (a) through (d) of Section 6.03(a) of the Credit Agreement) during the portion of the Fiscal Year ending on the Compliance Date (Maximum: $50,000,000):

$

C.	INVESTMENTS, LOANS, ADVANCES, GUARANTEES AND ACQUISITIONS (Section 6.04 of the Credit Agreement). As of the Compliance Date:

	(1)	Loans and advances to directors, employees and officers of the Borrower and the Subsidiaries for bona fide business purposes (Maximum: $1,000,000):	$

	(2)	Investments in Excluded Subsidiaries made after the Effective Date (Maximum: $100,000,000):	$

	(3)	Aggregate investments not otherwise permitted under clauses (1) through (9) of Section 6.04(a) of the Credit Agreement during the portion of the Fiscal Year ending on the Compliance Date (Maximum: $20,000,000):	$

	(4)	Acquisitions, other than Permitted Acquisitions, acquisitions made in the ordinary course of business consistent with past practices or acquisitions made as part of a Capital Expenditure (Maximum: $25,000,000):	$

D.	RESTRICTED PAYMENTS. (Section 6.06 of the Credit Agreement).

	(1)	Cash distributions made to Borrower’s unit holders during the accounting period ending on the Compliance Date:	$

	(2)	Available Cash (maximum cash distributions permitted to be made to Borrower’s unit holders during the accounting period ending on the Compliance Date):	$

E.	[MORTGAGE REQUIREMENT. (Section 5.10 of the Credit Agreement).

	(1)	Percentage of aggregate book value of all Fee Owned Real Property of the Credit Parties (excluding Fee Owned Real located in the State of New York) in which the Administrative Agent has a perfected Lien is at least 90%:	Yes / No

F.	APPLICABLE RATE

	(1)	Beginning on [2] , the Pricing Level used to determine the Applicable Rate:	Pricing Level

[1]	For annual covenant compliance only commencing fiscal year 2011.
[2]	Insert date that is five days after delivery of the Compliance Certificate.

SCHEDULE II TO COMPLIANCE CERTIFICATE

New Applications to Register Patentable Inventions, Trademarks and Copyrights

SCHEDULE III TO COMPLIANCE CERTIFICATE

New Commercial Tort Claims

SCHEDULE IV TO COMPLIANCE CERTIFICATE

Street Addresses of New Real Property

SCHEDULE V TO COMPLIANCE CERTIFICATE

Street Addresses of New Locations of Collateral

SCHEDULE VI TO COMPLIANCE CERTIFICATE

Information on Borrower and Subsidiaries

SCHEDULE VII TO COMPLIANCE CERTIFICATE

Descriptions of New PILOT Programs

EXHIBIT F

FORM OF INCREASING LENDER SUPPLEMENT

INCREASING LENDER SUPPLEMENT, dated             , 20    (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of December 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Inergy Midstream, L.P. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the General Partnership Commitments under the Credit Agreement by requesting one or more Lenders to increase the amount of its General Partnership Commitment;

WHEREAS, the Borrower has given notice to the Administrative Agent of its intention to increase the General Partnership Commitments pursuant to such Section 2.20; and

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the undersigned Increasing Lender now desires to increase the amount of its General Partnership Commitment under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall have its General Partnership Commitment increased by $[        ], thereby making the aggregate amount of its total General Partnership Commitments equal to $[        ].

2. The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

3. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

INERGY MIDSTREAM, L.P.

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title:

EXHIBIT G

FORM OF AUGMENTING LENDER SUPPLEMENT

AUGMENTING LENDER SUPPLEMENT, dated             , 20    (this “Supplement”), to the Credit Agreement, dated as of December 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Inergy Midstream, L.P. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may extend General Partnership Commitments under the Credit Agreement subject to the approval of the Borrower and the Administrative Agent, by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a General Partnership Commitment with respect to General Partnership Loans of $[        ].

2. The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[                    ]

4. The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

5. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

7. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

INERGY MIDSTREAM, L.P.

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title: